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FOR IMMEDIATE RELEASE

     For Additional Information Contact:
     David B. Barbour, President and Chief Executive Officer
     Lisah Frazier, Vice President, Treasurer and Chief Financial
      Officer
     (606) 325-4789
     Fax (606) 324-1307


                        CLASSIC BANCSHARES, INC.
                   ANNOUNCES STOCK REPURCHASE PROGRAM


     Ashland, Kentucky, -- August 12, 1996 -- Classic Bancshares, Inc. (NASDAQ
- - CLAS), the holding company for Ashland Federal Savings Bank (the "Bank"), announced its intention today to repurchase up to 4% of its outstanding shares in the open market. These shares will be purchased at prevailing market prices from time to time over a six-month period depending on market conditions.

     David B. Barbour, President and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock, the strong capital position of the Bank, and in order to fund its Recognition and Retention Plan. Mr. Barbour stated, "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders."

     The Company was organized in 1995 to act as the holding company of the Bank. The Bank currently serves the financial needs of communities in its market area through its office located at 344 Seventeenth Street, Ashland, Kentucky 41101.

     At June 30, 1996, the Company had consolidated total assets of $68.8 million and stockholders' equity of $19.5 million.




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